Exhibit 1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-2, Class A-1 21988G 403 Corporate-Backed Trust Certificates, Series 2001-2, Class A-2 21988G AB2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 1, 2001.

INTEREST ACCOUNT
----------------
Balance as of January 22, 2001 ...................   $           0.00
     Scheduled Income received on securities .....   $   1,248,975.00
     Unscheduled Income received on securities ...   $           0.00

                                                     $   1,248,975.00

LESS:
     Distribution to Class A-1 Holders ...........        -$61,000.00
     Distribution to Class A-2 Holders ...........         -$1,448.75
     Distribution to Depositor ...................     -$1,186,526.25
Balance as of February 1, 2001 ...................   $           0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of January 22, 2001 ...................   $           0.00
Scheduled Principal payment received on securities   $           0.00
LESS:
     Distribution to Class A-1 Holders ...........   $           0.00
Balance as of February 1, 2001 ...................   $           0.00


                UNDERLYING SECURITIES HELD AS OF February 1, 2001

Principal
Amount          Title of Security
----------      -----------------
30,500,000      Southern Company Capital Trust I Exchange Capital Securities
                Due February 1, 2037 CUSIP: 84258P AC 1

U.S Bank Trust National Association, as Trustee


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